Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CarbonMeta Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock $0.001 par value per share	457	(a)[1]	2,781,937,537	$0.0005	$1,390,969	$0.0000927	$129
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A	N/A		N/A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts						$1,390,969		$129
	Total Fees Previously Paid								$129
	Total Fee Offsets								$0.0
	Net Fee Due								$0.0

1The shares of Common Stock of CarbonMeta Technologies, Inc. (the “Registrant”) are being registered on this Registration Statement are issuable upon conversion of outstanding convertible notes (1,361,130,000 of the shares of Common Stock being registered) at a conversion price of $0.0005 per share of Common Stock, upon exercise of outstanding warrants (526,875,000 of the shares of Common Stock being registered) at an exercise price of $0.0005 per share of Common Stock and 893,932,537 shares of Common stock previously issued to selling shareholders.